The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

NATIONSTAR 2006-B

MH

		Minimum	Maximum
Scheduled Principal Balance	$10,778,712	$11,118	$305,785
Average Scheduled Principal Balance	$97,106
Number of Mortgage Loans	111

Arrearage	$106,893	$0	$18,297

Weighted Average Gross Coupon	9.61%	6.05%	12.99%
Weighted Average FICO Score	633	452	790
Weighted Average Combined Original LTV	77.37%	37.04%	94.74%

Weighted Average Original Term	343 months	96 months	360 months
Weighted Average Stated Remaining Term	321 months	27 months	360 months
Weighted Average Seasoning	22 months	0 months	97 months

Weighted Average Gross Margin	6.954%	4.025%	8.510%
Weighted Average Minimum Interest Rate	8.979%	6.050%	10.750%
Weighted Average Maximum Interest Rate	15.979%	13.050%	17.750%
Weighted Average Initial Rate Cap	2.967%	2.000%	3.000%
Weighted Average Subsequent Rate Cap	1.483%	1.000%	1.500%
Weighted Average Months to Roll	23 months	1 months	36 months

Maturity Date		Oct 19 2008	Aug 1 2036
Maximum Zip Code Concentration	3.24%	96007

ARM	52.91%	Cash Out Refinance	74.85%
Fixed Rate	47.09%	Purchase	1.72%
		Rate/Term Refinance	23.43%
2/28 6 MO LIBOR	40.46%
2/28 6 MO LIBOR 40/30 Balloon	1.70%	Manufactured Housing	100.00%
3/27 6 MO LIBOR	10.75%
Fixed Rate	44.15%	Investor	0.42%
Fixed Rate 30/15 Balloon	2.94%	Primary	99.58%

Not Interest Only	100.00%	Top 5 States:
		California	30.55%
Prepay Penalty: 0 months	26.75%	Washington	11.64%
Prepay Penalty: 12 months	0.38%	Arizona	11.09%
Prepay Penalty: 24 months	13.80%	North Carolina	7.35%
Prepay Penalty: 36 months	46.53%	Florida	7.29%
Prepay Penalty: 60 months	12.54%
		Bankruptcy	3.75%
First Lien	100.00%	Not Bankruptcy	96.25%

Full Documentation	98.64%	Not Section 32	99.24%
Limited Documentation	0.88%	Section 32	0.76%
No Income Verification	0.48%

NATIONSTAR 2006-B

MH

Current Principal Balance	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 - 50,000.00	33	1,084,364.60	10.06%	10.923	189	76.07	593
50,000.01 - 100,000.00	29	1,964,511.45	18.23%	10.497	269	76.67	593
100,000.01 - 150,000.00	26	3,097,163.23	28.73%	9.708	345	75.18	639
150,000.01 - 200,000.00	13	2,280,117.42	21.15%	8.751	357	77.55	649
200,000.01 - 250,000.00	7	1,533,599.04	14.23%	9.228	357	80.87	642
250,000.01 - 300,000.00	2	513,171.82	4.76%	8.972	357	82.20	711
300,000.01 - 350,000.00	1	305,784.89	2.84%	7.770	358	81.60	677
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Current Gross Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
6.000 - 6.499	1	183,564.03	1.70%	6.050	348	75.77	629
7.000 - 7.499	1	60,955.04	0.57%	7.490	305	49.62	788
7.500 - 7.999	3	528,108.19	4.90%	7.827	350	81.45	657
8.000 - 8.499	4	585,990.23	5.44%	8.177	359	62.06	662
8.500 - 8.999	16	2,130,964.20	19.77%	8.717	344	80.17	655
9.000 - 9.499	12	1,603,424.38	14.88%	9.325	349	78.43	646
9.500 - 9.999	26	2,816,265.04	26.13%	9.718	333	78.78	636
10.000 -10.499	9	674,720.68	6.26%	10.208	319	66.45	634
10.500 -10.999	11	766,455.97	7.11%	10.820	298	78.89	607
11.000 -11.499	5	232,769.18	2.16%	11.131	232	81.94	576
11.500 -11.999	12	628,157.87	5.83%	11.734	193	82.81	559
12.000 -12.499	6	246,176.41	2.28%	12.174	279	69.15	595
12.500 -12.999	5	321,161.23	2.98%	12.737	201	80.19	561
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

FICO	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
400-499	8	382,518.40	3.55%	11.004	235	78.13	471
500-524	4	181,178.56	1.68%	11.798	187	74.87	510
525-549	8	499,689.12	4.64%	10.329	243	80.47	542
550-574	11	564,057.56	5.23%	11.334	223	82.12	558
575-599	6	348,984.22	3.24%	10.619	178	87.42	586
600-624	18	2,258,411.25	20.95%	9.859	343	77.85	619
625-649	20	2,558,823.66	23.74%	8.967	354	75.01	633
650-674	16	1,563,622.70	14.51%	9.583	333	72.20	660
675-699	7	1,264,403.45	11.73%	9.026	352	80.64	685
700+	13	1,157,023.53	10.73%	8.991	327	78.53	729
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Combined Original LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01- 49.99	5	417,915.04	3.88%	8.704	347	40.62	655
50.00- 54.99	1	11,502.10	0.11%	7.990	37	50.82	702
60.00- 64.99	9	558,596.34	5.18%	10.423	297	61.41	632
65.00- 69.99	6	651,377.58	6.04%	9.549	329	67.34	631
70.00- 74.99	7	398,201.19	3.69%	10.662	296	71.62	616
75.00- 79.99	16	1,899,570.07	17.62%	9.130	333	76.09	636
80.00	17	815,858.82	7.57%	10.953	252	80.00	590
80.01- 84.99	32	4,911,571.03	45.57%	9.243	351	81.84	650
85.00- 89.99	14	738,889.24	6.86%	10.919	232	86.01	607
90.00- 94.99	4	375,231.04	3.48%	10.280	219	91.67	541
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
96	1	11,502.10	0.11%	7.990	37	50.82	702
120	1	11,117.56	0.10%	12.100	27	80.00	663
180	21	876,453.02	8.13%	11.024	103	79.67	578
240	4	162,214.07	1.50%	11.672	166	78.27	559
300	1	37,343.77	0.35%	11.500	219	89.45	705
360	83	9,680,081.93	89.81%	9.443	344	77.13	639
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Stated Remaining Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1- 60	2	22,619.66	0.21%	10.010	32	65.16	683
61-120	19	787,464.79	7.31%	11.019	100	80.45	586
121-180	6	251,202.30	2.33%	11.457	151	76.32	542
181-240	1	37,343.77	0.35%	11.500	219	89.45	705
241-300	23	1,410,777.71	13.09%	10.678	284	81.61	569
301-360	60	8,269,304.22	76.72%	9.232	355	76.36	651
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Debt Ratio	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 -20.00	3	128,921.15	1.20%	10.638	264	81.28	592
20.01 -25.00	7	346,991.52	3.22%	11.056	240	73.70	615
25.01 -30.00	10	578,173.46	5.36%	10.189	250	77.74	591
30.01 -35.00	11	961,079.51	8.92%	9.440	333	70.09	683
35.01 -40.00	16	1,689,239.11	15.67%	9.581	320	80.15	637
40.01 -45.00	27	2,655,825.72	24.64%	9.702	327	75.95	624
45.01 -50.00	31	4,088,521.04	37.93%	9.154	340	78.64	639
50.01 -55.00	6	329,960.94	3.06%	12.342	226	81.72	584
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

FRM/ARM	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
ARM	39	5,702,602.51	52.91%	9.042	356	77.29	644
Fixed Rate	72	5,076,109.94	47.09%	10.256	282	77.46	621
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Product	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
2/28 6 MO LIBOR	32	4,360,585.30	40.46%	9.144	355	75.95	642
2/28 6 MO LIBOR 40/30 Balloon	1	183,600.00	1.70%	8.030	360	76.50	702
3/27 6 MO LIBOR	6	1,158,417.21	10.75%	8.818	358	82.44	642
Fixed Rate	68	4,758,853.42	44.15%	10.169	293	76.79	625
Fixed Rate 30/15 Balloon	4	317,256.52	2.94%	11.556	111	87.49	569
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Interest Only	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Not Interest Only	111	10,778,712.45	100.00%	9.613	321	77.37	633
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Prepay Penalty: 0 months	44	2,882,917.14	26.75%	10.490	279	78.14	609
Prepay Penalty: 12 months	1	41,437.26	0.38%	12.250	179	85.00	570
Prepay Penalty: 24 months	10	1,487,979.72	13.80%	8.874	358	76.74	644
Prepay Penalty: 36 months	34	5,015,150.59	46.53%	9.099	354	76.07	658
Prepay Penalty: 60 months	22	1,351,227.74	12.54%	10.386	250	81.00	584
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Lien	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
First Lien	111	10,778,712.45	100.00%	9.613	321	77.37	633
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Documentation Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Full Documentation	108	10,632,314.63	98.64%	9.591	322	77.38	634
Limited Documentation	2	94,439.32	0.88%	11.635	215	74.72	549
No Income Verification	1	51,958.50	0.48%	10.500	358	80.00	625
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Loan Purpose	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Cash Out Refinance	75	8,067,853.28	74.85%	9.425	331	76.21	635
Purchase	4	185,046.56	1.72%	11.476	301	79.87	600
Rate/Term Refinance	32	2,525,812.61	23.43%	10.079	291	80.88	628
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Property Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Manufactured Housing	111	10,778,712.45	100.00%	9.613	321	77.37	633
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Occupancy Status	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Investor	1	45,565.51	0.42%	10.750	357	80.00	657
Primary	110	10,733,146.94	99.58%	9.609	321	77.36	633
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

State	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Arizona	10	1,195,047.11	11.09%	9.811	356	75.12	636
Arkansas	1	62,735.27	0.58%	9.250	300	80.49	576
California	18	3,292,789.33	30.55%	8.865	357	75.63	665
Colorado	2	305,352.33	2.83%	8.854	359	79.39	637
Florida	10	785,347.08	7.29%	9.119	321	80.80	644
Georgia	5	248,846.20	2.31%	11.018	252	79.27	570
Idaho	1	164,127.23	1.52%	9.370	357	75.49	644
Indiana	1	72,045.41	0.67%	10.750	301	80.00	607
Kentucky	1	11,502.10	0.11%	7.990	37	50.82	702
Maryland	1	209,274.00	1.94%	9.560	360	80.49	620
Michigan	2	164,910.95	1.53%	10.587	212	93.43	516
Mississippi	1	46,085.29	0.43%	12.600	290	75.00	544
Missouri	1	26,054.26	0.24%	11.750	145	80.00	595
Nevada	2	320,121.67	2.97%	9.410	359	72.94	656
New Mexico	2	167,754.18	1.56%	11.373	337	61.92	615
New York	1	41,437.26	0.38%	12.250	179	85.00	570
North Carolina	16	791,930.60	7.35%	11.181	163	79.98	566
Ohio	1	102,222.30	0.95%	10.990	360	70.50	638
Oregon	6	466,090.04	4.32%	9.683	305	72.47	622
Pennsylvania	1	127,420.08	1.18%	8.990	300	90.00	545
South Carolina	6	261,183.55	2.42%	10.627	207	82.86	617
Tennessee	3	168,696.79	1.57%	10.868	258	80.00	586
Texas	6	208,601.93	1.94%	11.563	270	75.77	568
Utah	2	151,530.62	1.41%	9.568	357	81.12	637
Virginia	3	132,719.61	1.23%	11.284	183	81.87	550
Washington	8	1,254,887.26	11.64%	9.122	358	78.87	658
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Gross Margin	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
4.000 - 4.499	2	216,985.10	3.81%	6.655	335	77.19	620
5.500 - 5.999	2	340,533.28	5.97%	8.178	355	80.08	628
6.000 - 6.499	6	947,569.34	16.62%	8.617	349	73.16	650
6.500 - 6.999	6	921,524.19	16.16%	9.111	358	75.07	632
7.000 - 7.499	11	1,777,095.05	31.16%	9.228	358	79.15	654
7.500 - 7.999	10	1,343,382.35	23.56%	9.543	358	79.33	643
8.000 - 8.499	1	109,947.69	1.93%	9.660	358	66.67	634
8.500 - 8.999	1	45,565.51	0.80%	10.750	357	80.00	657
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Minimum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
6.000 - 6.499	1	183,564.03	3.22%	6.050	348	75.77	629
7.500 - 7.999	2	516,606.09	9.06%	7.823	357	82.13	656
8.000 - 8.499	5	658,035.64	11.54%	8.459	353	64.02	656
8.500 - 8.999	8	1,278,004.06	22.41%	8.689	357	79.90	648
9.000 - 9.499	6	778,532.61	13.65%	9.310	357	80.17	641
9.500 - 9.999	13	1,917,382.68	33.62%	9.758	354	79.60	634
10.000 -10.499	2	272,953.39	4.79%	10.056	360	63.43	664
10.500 -10.999	2	97,524.01	1.71%	10.617	358	80.00	640
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Maximum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
13.000 -13.499	1	183,564.03	3.22%	6.050	348	75.77	629
14.500 -14.999	2	516,606.09	9.06%	7.823	357	82.13	656
15.000 -15.499	5	658,035.64	11.54%	8.459	353	64.02	656
15.500 -15.999	8	1,278,004.06	22.41%	8.689	357	79.90	648
16.000 -16.499	6	778,532.61	13.65%	9.310	357	80.17	641
16.500 -16.999	13	1,917,382.68	33.62%	9.758	354	79.60	634
17.000 -17.499	2	272,953.39	4.79%	10.056	360	63.43	664
17.500 -17.999	2	97,524.01	1.71%	10.617	358	80.00	640
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Initial Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
2.000	3	189,849.90	3.33%	11.002	293	86.29	532
3.000	36	5,512,752.61	96.67%	8.974	358	76.98	648
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Subsequent Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1.000	3	189,849.90	3.33%	11.002	293	86.29	532
1.500	36	5,512,752.61	96.67%	8.974	358	76.98	648
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Next Rate Change Date	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
08/20/06	1	72,045.41	1.26%	10.750	301	80.00	607
01/01/07	2	117,804.49	2.07%	11.157	289	90.14	485
08/01/07	1	183,564.03	3.22%	6.050	348	75.77	629
01/01/08	1	129,712.08	2.27%	8.630	353	75.49	633
03/01/08	1	200,856.71	3.52%	9.900	355	80.49	636
04/15/08	2	229,757.11	4.03%	9.261	357	77.42	666
05/01/08	7	934,691.28	16.39%	9.276	357	81.19	631
05/15/08	1	51,958.50	0.91%	10.500	358	80.00	625
06/01/08	5	850,744.21	14.92%	8.291	358	72.60	647
06/15/08	2	229,528.86	4.02%	10.028	359	69.87	693
07/01/08	4	739,651.22	12.97%	9.399	359	76.98	654
07/15/08	4	520,271.40	9.12%	9.745	360	74.34	649
08/01/08	2	283,600.00	4.97%	8.175	360	62.59	691
03/15/09	1	210,821.20	3.70%	7.900	356	82.90	625
05/01/09	3	555,766.01	9.75%	8.909	357	82.81	626
08/01/09	2	391,830.00	6.87%	9.183	360	81.65	673
Total	39	5,702,602.51	100.00%	9.042	356	77.29	644

Arrearage	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.00	76	8,959,455.58	83.12%	9.304	340	76.75	648
0.01 - 1,000.00	16	719,461.45	6.67%	11.004	236	81.04	563
1,000.01 - 2,000.00	4	255,182.71	2.37%	10.400	253	74.16	568
2,000.01 - 3,000.00	3	160,297.55	1.49%	12.434	253	78.56	594
3,000.01 - 4,000.00	4	193,983.38	1.80%	10.578	250	82.72	513
4,000.01 - 5,000.00	2	69,835.56	0.65%	11.270	101	75.70	502
6,000.01 - 7,000.00	1	103,101.62	0.96%	12.990	110	85.00	556
8,000.01 - 9,000.00	2	98,894.45	0.92%	9.993	265	80.00	576
9,000.01 - 10,000.00	2	146,979.86	1.36%	11.410	192	86.05	603
18,000.01 - 19,000.00	1	71,520.29	0.66%	11.950	291	81.26	559
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Bankruptcy	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Bankruptcy	7	404,165.18	3.75%	11.318	209	84.72	589
Not Bankruptcy	104	10,374,547.27	96.25%	9.547	325	77.08	635
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633

Section 32	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Not Section 32	108	10,696,385.94	99.24%	9.616	323	77.43	633
Section 32	3	82,326.51	0.76%	9.282	102	69.80	663
Total	111	10,778,712.45	100.00%	9.613	321	77.37	633